Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com

F5 Networks Announces Results for Second Quarter of Fiscal 2005

Company reports 67% year-over-year revenue growth, further improvements in profitability, record cash flow from operations

SEATTLE, WA—April 20, 2005—For the second quarter of fiscal 2005, F5 Networks announced revenue of $67.7 million, up 13 percent sequentially over revenue of $60.0 million in the first quarter and 67 percent over revenue of $40.7 million in the second quarter a year ago. Net income for the quarter was $12.1 million ($0.31 per diluted share), compared to $10.0 million ($0.26 per diluted share) in the prior quarter.

For the second quarter of fiscal 2004 the company reported net income of $6.0 million ($0.16 per diluted share). However, during the fourth quarter of 2004, F5 became subject to income taxes on U.S. income, and to present the results for prior periods on a tax-affected basis that is comparable to the current period, the company’s financial statements include pro forma earnings for the second quarter of fiscal 2004. On a pro forma basis, net income for the second quarter of fiscal 2004 would have been $4.0 million ($0.11 per diluted share) had the company recorded a 37 percent provision for income taxes.

“During the second quarter, we continued to see solid growth across our business,” said John McAdam, F5 president and chief executive officer. “Demand for our application traffic management products remained strong, and sales of BIG-IP version 9, launched last September, accounted for 47 percent of traffic management revenue. Likewise, strengthening demand for our FirePass SSL VPN products fueled the growth of security revenue to $6.5 million, up 28 percent from the prior quarter.”

With gross margins remaining constant at 77 percent, McAdam said a further decline in the company’s expense ratio boosted its operating margin to 26 percent, up from 14 percent in the second quarter of last year. In addition, the company’s financial position continued to strengthen during the quarter, with record cash flow of $17.6 million from operations contributing to a quarter-end balance of $293 million in cash and investments.

F5 Networks Announces Fiscal Second Quarter Results

For the third quarter of fiscal 2005, ending June 30, McAdam said the company has set a revenue target of $70 million to $72 million, with an earnings target of $0.33 to $0.34 per diluted share.

About F5 Networks
F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user — anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements
Statements in this press release concerning revenue and earnings targets for the third quarter of fiscal 2005 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management and security offerings, the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided or other matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the Company’s annual report on Form 10K for the fiscal year ended September 30, 2004, and other public filings with the Securities and Exchange Commission.

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F5 Networks, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31,	September 30,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$21,792	$24,901
Short-term investments	174,334	115,600
Restricted cash	2,400	—
Accounts receivable, net of allowances of $2,951 and $3,161	34,822	22,665
Inventories	2,095	1,696
Deferred tax assets	4,794	4,494
Other current assets	7,141	5,776

Total current assets	247,378	175,132

Restricted cash	3,816	6,243
Property and equipment, net	13,108	11,954
Long-term investments	97,181	81,792
Deferred tax assets	38,845	26,886
Goodwill	50,067	50,067
Other assets, net	7,475	8,279

Total assets	$457,870	$360,353

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$7,207	$4,840
Accrued liabilities	17,897	17,668
Deferred revenue	32,478	28,064

Total current liabilities	57,582	50,572

Long-term liabilities	2,337	2,136

Commitments and contingencies
Shareholders’ equity
Preferred Stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common Stock, no par value; 100,000 shares authorized 37,445 and 34,772 shares issued and outstanding	376,258	306,655
Accumulated other comprehensive loss	(1,900)	(498)
Retained earnings	23,593	1,488

Total shareholders’ equity	397,951	307,645

Total liabilities and shareholders’ equity	$457,870	$360,353

F5 Networks, Inc.
Consolidated Income Statements
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net revenues
Products	$53,332	$29,720	$99,729	$56,096
Services	14,398	10,927	28,010	20,632

Total	67,730	40,647	127,739	76,728

Cost of net revenues
Products	11,820	6,799	22,348	12,648
Services	3,908	2,626	7,294	5,088

Total	15,728	9,425	29,642	17,736

Gross profit	52,002	31,222	98,097	58,992

Operating expenses
Sales and marketing	20,885	15,920	40,525	30,874
Research and development	7,789	5,900	14,763	11,344
General and administrative	5,854	3,855	10,860	7,202
Amortization of unearned compensation	—	—	—	10

Total	34,528	25,675	66,148	49,430

Income from operations	17,474	5,547	31,949	9,562
Other income, net	1,641	808	3,028	992

Income before income taxes	19,115	6,355	34,977	10,554
Provision for income taxes	7,003	400	12,872	798

Net income	$12,112	$5,955	$22,105	$9,756

Net income per share – basic	$0.33	$0.18	$0.61	$0.31

Weighted average shares – basic	36,905	33,768	36,234	31,953

Net income per share – diluted	$0.31	$0.16	$0.58	$0.28

Weighted average shares – diluted	38,921	36,946	38,394	35,074

Reconciliation to pro forma results
Net income as reported		$5,955		$9,756
Provision for income taxes as reported		400		798

Income before income taxes		6,355		10,554
Pro forma 37% provision for income taxes		2,351		3,905

Pro forma net income		$4,004		$6,649

Pro forma net income per share – diluted		$0.11		$0.19

Pro forma weighted average shares – diluted		36,946		35,074